Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S R E L E A S E 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer
Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS
SALE OF OIL AND GAS PROPERTIES

HONOLULU, HAWAII, May 6, 2014 -- Barnwell Industries, Inc. (NYSE MKT: BRN) today announced that its Barnwell of Canada, Limited subsidiary had completed the sale of an oil and gas property located in the Boundary Lake area of Alberta and British Columbia, Canada. The sales price was approximately $6,049,000, subject to customary, post closing adjustments to the purchase price.  In addition, Barnwell recently finalized the sales of other oil and gas properties located primarily at Mantario, Saskatchewan and Chauvin, Alberta, Canada for total sales prices, subject to customary post closing adjustments, of approximately $2,726,000 for Mantario and $4,511,000 for Chauvin.  The sales were to separate, independent third parties.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “These transactions reflect strategic sales by the Company of what were primarily mature, non-operated oil and gas properties.  The Company plans to utilize these funds to invest in oil and gas acquisition and drilling opportunities, reduce debt and other corporate opportunities going forward.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.